Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 6 dated August 14, 2025 relating to the Ordinary Shares, par value NIS 0.01, of Nexxen International Ltd. shall be filed on behalf of the undersigned.

TOSCA OPPORTUNITY By: /s/ Jochen Grossman
Name: Jochen Grossman
Title: Director

TOSCAFUND ASSET MANAGEMENT LLP By: /s/ Nick Emery
Name: Nick Emery
Title: Authorized Person

TOSCAFUND LIMITED By: /s/ Oliver Booth
Name: Oliver Booth
Title: Authorized Person

OLD OAK HOLDINGS LIMITED By: /s/ Martin McKay
Name: Martin McKay
Title: Authorized Person

MARTIN HUGHES By: /s/ Martin Hughes